Exhibit 99.1
April 05, 2007
Time Warner Cable Inc. Prices Debt Offering
STAMFORD, Conn. — Time Warner Cable Inc. (NYSE: TWC) announced that it has priced an offering of its debt securities, consisting of $1.5 billion principal amount of 5.40% notes due 2012, $2 billion principal amount of 5.85% notes due 2017 and $1.5 billion principal amount of 6.55% debentures due 2037. The debt securities will be issued by Time Warner Cable Inc. and guaranteed by TW NY Cable Holding Inc. and Time Warner Entertainment Company, L.P., each a subsidiary of Time Warner Cable.
Time Warner Cable intends to use the net proceeds from the issuance of the debt securities to repay a portion of its outstanding bank indebtedness and for general corporate purposes. The offering of the debt securities is expected to close on or about April 9, 2007.
The offering is being made solely by means of a private placement either to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), or to certain persons in offshore transactions pursuant to Regulation S under the Securities Act.
The debt securities have not been and will not be registered under the Securities Act and the debt securities may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.
This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any security in any jurisdiction in which such offering, solicitation or sale would be unlawful.
Caution Concerning Forward-Looking Statements
This document includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological and/or regulatory factors, sales of business assets, and the potential impact of future decisions by management that may result in merger and restructuring charges, as well as the potential impact of any future impairment charges to goodwill or other intangible assets. More detailed information about these factors may be found in filings by Time Warner Cable with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2006. Time Warner Cable is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.
Contacts
Time Warner Cable Inc.
Corporate Communications:
Mark Harrad, 203-328-0613
or
Investor Relations:
Tom Robey, 203-351-2015